EXHIBIT 10.01

CADENCE DESIGN SYSTEMS, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
WITH ANIRUDH DEVGAN
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), made effective as of December 15, 2021 (the “Effective Date”), between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the “Company”), and ANIRUDH DEVGAN (“Executive”), sets forth the employment terms between the parties.
WHEREAS, Executive is currently subject to an Employment Agreement, effective as of March 16, 2015, between the Company and the Executive (the “Prior Agreement”);
WHREAS, Executive has been promoted to the position of President and Chief Executive Officer; and
WHEREAS, in connection with the Executive’s promotion, the Company and Executive wish to enter into amend and restate the Prior Agreement on the terms and conditions as set forth herein.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:
1.TERM AND DUTIES.
1.1.EFFECTIVE DATE. The Company hereby continues to employ Executive and Executive hereby accepts continued employment pursuant to the terms and provisions of this Agreement as of the Effective Date. Executive has been employed and shall continue to be employed on an at-will basis, meaning that either Executive or the Company may terminate Executive’s employment at any time, with or without Cause (as defined in Section 4.2 hereof), in the manner specified herein.
1.2.SERVICES.
(a)Executive shall have the title of President and Chief Executive Officer. Executive’s duties will be assigned to Executive by the Board of Directors of the Company (the “Board”). Executive shall report directly to the Board.
(b)Executive shall be required to comply with all applicable company policies and procedures, as such shall be adopted, modified or otherwise established by the Company from time to time.
1.3.NO CONFLICTING SERVICES. During his employment with the Company, Executive agrees to devote his productive time and best efforts to the performance of Executive’s duties hereunder. Executive further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Executive is employed by the Company, he will not directly or indirectly render services of any nature to, otherwise become employed by, serve on the board of directors of, or otherwise participate or engage in any other business except as expressly authorized under the Company’s Code of Business Conduct. Nothing herein contained shall be deemed to preclude Executive from having outside personal investments and involvement with appropriate community activities, or from devoting a reasonable amount of time to such matters, provided that they shall in no manner interfere with or derogate from Executive’s work for the Company and that they comply with the Company’s Code of Business Conduct. Executive shall not become a director of any for profit entity without first receiving the approval of the Corporate Governance and Nominating Committee of the Board, which shall not be unreasonably withheld.
1.4.OFFICE. The Company shall maintain an office for Executive at the Company’s corporate headquarters, currently located in San Jose, California.
2.COMPENSATION.
The Company shall pay to Executive, and Executive shall accept as full consideration for his services hereunder, compensation consisting of the following:
2.1.BASE SALARY. As of the Effective Date, the Company shall pay Executive a base salary of Seven Hundred Twenty-Five Thousand Dollars ($725,000) per year (“Base Salary”), payable in installments in accordance with the Company’s customary payroll practices, less such deductions and withholdings required by law or authorized by Executive. The Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the amount of the Base Salary from time to time, but no less frequently than annually.
2.2.BONUS. Executive shall participate in the Company’s Senior Executive Bonus Plan or its successor, as amended from time to time (the “Bonus Plan”), at an annual target bonus of one hundred and twenty-five percent (125%) of Executive’s Base Salary (the “Target Bonus”) pursuant to the terms of such Bonus Plan (the criteria for earning a bonus thereunder are set annually by the Compensation Committee). The Board or the Compensation Committee shall review the amount of the Target Bonus from time to time, but no less frequently than annually. Any bonus paid under the Bonus Plan shall be paid no later than March 15th following the year in which the substantial risk of forfeiture with respect to such bonus lapses.
2.3.EQUITY GRANTS. Executive has previously been granted stock options and incentive stock awards by the Company which remain in full force and effect in accordance with the terms of the stock plan(s) and agreements documenting such grants. Effective on the Effective Date, Executive shall receive a promotion stock option grant award (the “Promotion Grant”) with a grant date fair value equal to Fifteen Million Dollars ($15,000,000) and the number of shares subject to the Promotion Grant calculated by the Company consistent with past practice, with any fractional share rounded up to the nearest whole share. The Promotion Grant shall vest, based on continued service, on the fifteenth day of each month commencing January 15, 2022, until fully vested on December 15, 2025, the fourth anniversary of the Effective Date and shall be subject to such other terms and conditions as shall be set forth in the Company’s Omnibus Equity Incentive Plan and the Company’s standard form of stock option agreement. Executive shall be eligible to receive additional grants of either restricted stock or stock options, or both, as the Compensation Committee may determine from time to time. All stock options shall be granted at not less than one hundred percent (100%) of the fair market value of the Company’s common stock on the date of grant. Any awards shall vest in accordance with the Company’s vesting plan(s) and policy for additional grants to executive officers of the Company in effect on the date of the grant by the Compensation Committee and shall contain such other terms and conditions as shall be set forth in the agreement documenting the grant and the plan(s) under which such awards are granted.
2.4.ATTORNEYS’ FEES. The Company shall promptly pay Executive’s legal counsel for the reasonable attorneys’ fees incurred in connection with the drafting and negotiation of this Agreement and ancillary documents in an amount not to exceed $15,000. Such fees shall be paid no later than March 15, 2022.
2.5.INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation, limited liability company, partnership, joint venture or other entity in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the fullest extent not prohibited by law, as more fully described in and subject to the terms of the Indemnity Agreement dated as of the Effective Date which replaces the Indemnity Agreement between the Executive and the Company, dated as of November 11, 2013, in its entirety.
3.EXPENSES AND BENEFITS.
3.1.REASONABLE AND NECESSARY BUSINESS EXPENSES. In addition to the compensation provided for in Section 2 hereof, the Company shall reimburse Executive for all reasonable, customary and necessary expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s applicable policies. Executive shall first account for such expenses by submitting a statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature and extent of reimbursement for such expenses shall always be subject to the control, supervision and direction of the Chief Financial Officer and the Board, or such other persons as may be specified from time to time by the Board.
3.2.BENEFITS.
(a)During Executive’s full-time employment with the Company, pursuant to this Agreement: Executive shall be eligible to participate in the Company’s standard U.S. health insurance, life insurance and disability insurance plans, as such plans may be modified from time to time; and
(b)Executive shall be eligible to participate in the Company’s qualified and non-qualified retirement and other deferred compensation programs pursuant to their terms, as such programs may be modified from time to time.
3.3.SARBANES-OXLEY ACT LOAN PROHIBITION. To the extent that any company benefit, program, practice, arrangement, or any term of this Agreement would or might otherwise result in the Company’s extension of a credit arrangement to Executive not permissible under the Sarbanes-Oxley Act of 2002 (a “Loan”), the Company will use reasonable efforts to provide Executive with a substitute for such Loan, which is lawful and of at least equal value. If this cannot be done, or if doing so would be significantly more expensive to the Company than making a Loan, then the Company need not make or maintain a Loan or provide a substitute for it.

4.TERMINATION OF EMPLOYMENT.
4.1.GENERAL. Executive’s employment by the Company under this Agreement shall terminate immediately upon delivery to Executive of written notice of termination by the Company subject to any cure period specified below, upon the Company’s receipt of written notice of termination by Executive at least thirty (30) days before the specified effective date of such termination, or upon Executive’s death or Permanent Disability (as defined in Section 4.4 hereof). In the event of such termination, except where Executive is terminated for Cause (as defined in Section 4.2 hereof) or as the result of a Permanent Disability or death, or where Executive voluntarily terminates his employment other than as a Constructive Termination (as defined in Section 4.3 hereof), and upon execution by Executive at or about the effective date of such termination of the Executive Transition and Release Agreement, in the form attached hereto as Exhibit A (the “Transition Agreement”), the Company shall provide Executive with the benefits as set forth in the Transition Agreement.
4.2.DEFINITION OF CAUSE. For purposes of this Agreement, “Cause” shall be deemed to mean (1) Executive’s gross misconduct or fraud in the performance of his duties under this Agreement; (2) Executive’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (3) Executive’s engaging in any material act of theft or material misappropriation of company property in connection with his employment; (4) Executive’s material breach of this Agreement, after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; (5) Executive’s material breach of the Proprietary Information Agreement (as defined in Section 8 hereof) and, where such breach is curable, if such breach is not cured within thirty (30) days following delivery of written notice thereof from the Company; (6) Executive’s material failure/refusal to perform his assigned duties, and, where such failure/refusal is curable, if such failure/refusal is not cured within thirty (30) days following delivery of written notice thereof from the Company; or (7) Executive’s material breach of the Company’s Code of Business Conduct as such code may be revised from time to time, and, where such breach is curable, if such breach is not cured within thirty (30) days following delivery of written notice thereof from the Company.
4.3.CONSTRUCTIVE TERMINATION. Notwithstanding anything in this Section 4 to the contrary, Executive may, upon at least thirty (30) days’ written notice to the Company, voluntarily end his employment upon or within ninety (90) days following the occurrence of an event constituting a Constructive Termination and be eligible to receive the benefits set forth in the Transition Agreement in exchange for executing and delivering that agreement in accordance with Section 9.3 hereof. For purposes of this Agreement, “Constructive Termination” shall mean:
(a)Executive’s removal from his position as Chief Executive Officer of the Company or any other material adverse change, without Executive’s written consent, in Executive’s authority, duties, title of Chief Executive Officer or reporting relationship to the Board causing Executive’s position to be of materially less stature or responsibility, after written notice delivered to the Company of such change and the Company’s failure to cure such change, if curable, within thirty (30) days following delivery of such notice; provided, however, that such a material adverse change shall be deemed to occur if Executive no longer serves as the Chief Executive Officer of the parent company following a Change in Control (as defined in Section 4.5 hereof), unless Executive consents in writing to such change;

(b)a reduction, without Executive’s written consent, in Executive’s Base Salary in effect on the Effective Date (or such higher level as may be in effect in the future) by more than ten percent (10%) or a reduction by more than ten percent (10%) in Executive’s stated Target Bonus in effect on the Effective Date (or such greater Target Bonus amount as may be in effect in the future) under the Bonus Plan;
(c)a relocation of Executive’s principal place of employment by more than thirty (30) miles, unless Executive consents in writing to such relocation;
(d)any material breach by the Company of any provision of this Agreement, after written notice delivered to the Company of such breach and the Company’s failure to cure such breach, if curable, within thirty (30) days following delivery of such notice;
(e)any failure by the Company to obtain the written assumption of this Agreement by any successor to the Company; or
(f)in the event Executive, prior to a Change in Control (as defined in Section 4.5 hereof), is identified as an executive officer of the Company for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and following a Change in Control in which the Company or any successor remains a publicly traded entity, Executive is not identified as an executive officer for purposes of Section 16 of the Exchange Act at any time within one (1) year after the Change in Control.
In the event of an event or circumstance constituting Constructive Termination, the Company may notify Executive at any time prior to expiration of the cure period that it will not cure the circumstance, in which case the cure period shall end immediately upon such notification.
4.4.PERMANENT DISABILITY. For purposes of this Agreement, “Permanent Disability” shall mean any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months and that renders Executive unable to perform effectively all of the essential functions of his position pursuant to this Agreement, with or without reasonable accommodation.
4.5.CHANGE IN CONTROL.
(a)Should there occur a Change in Control (as defined below) and if within three (3) months prior to or thirteen (13) months following the Change in Control either (i) Executive’s employment under this Agreement is terminated without Cause or (ii) Executive resigns his employment as a result of an event constituting a Constructive Termination, then, in exchange for executing and delivering the Transition Agreement, and subject to the terms of the Transition Agreement except as otherwise provided in this Section 4.5(a), Executive shall be entitled to all of the benefits set forth therein, except that (1) in addition to the amount of the payment described in paragraph 5(a) of the Transition Agreement, Executive shall be entitled to an additional amount equal to fifty percent (50%) of Executive’s annual Base Salary at the highest annual Base Salary rate in effect at any time during the term of this Agreement (the “Highest Base Salary”), which amount shall be paid at the same time as the payment under such paragraph 5(a); (2) in addition to the amount of the payment described in paragraph 6(a) of the

Transition Agreement, Executive shall be entitled to an additional amount equal to sixty-two and a half percent (62.5%) of Executive’s Highest Base Salary; and (3) in lieu of the acceleration described in paragraph 4(a) of the form of Transition Agreement attached hereto, all unvested equity compensation awards (including stock options, restricted stock, and restricted stock units), with the exception of any outstanding Long Term Performance (“LTP”) awards which shall be governed by the terms of the underlying LTP award agreements, that are outstanding and held by Executive on the Transition Commencement Date shall immediately vest and become exercisable in full on the Transition Commencement Date, provided, that, if Executive’s termination of employment without Cause or by reason of Constructive Termination occurs within three months prior to a Change in Control, any unvested equity compensation awards that do not vest on the Transition Commencement Date shall vest in full immediately prior to the effective time of the Change in Control. Any acceleration of vesting pursuant to this Section 4.5(a) shall have no effect on any other provisions of the equity compensation awards or the plans governing such awards. Treatment and disposition of outstanding LTP awards in connection with a change of control event shall be governed by the change in control provisions of any such outstanding award.
(b)For purposes of this Section 4.5, a Change in Control shall be deemed to occur upon the consummation of any one of the following events:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities or any “person” acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of securities of the Company representing thirty percent (30%) or more of the total voting power; or
(ii)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iv)the consummation of a sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation of the Company.

4.6.TERMINATION FOR CAUSE, VOLUNTARY TERMINATION, OR TERMINATION ON ACCOUNT OF DEATH OR PERMANENT DISABILITY.
(a)In the event Executive’s employment is terminated for Cause or Executive voluntarily terminates his employment with the Company other than in connection with a Constructive Termination, then Executive will be paid only (i) any earned but unpaid Base Salary and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 hereof, and (ii) other unpaid vested amounts or benefits under the Company compensation, incentive and benefit plans in which Executive participates, in each case under this clause (ii) as of the effective date of such termination; and
(b)In the event Executive’s employment is terminated on account of death or Permanent Disability, then, in addition to all amounts payable pursuant to Section 4.6(a), upon execution by Executive or Executive’s representative or a representative of Executive’s estate, as soon as reasonably practicable but in no event later than one hundred eighty (180) days following the date of Executive’s termination of employment, of the Release Agreement, in the form attached hereto as Exhibit B, and such Release Agreement becoming effective, the Company shall provide Executive or his estate, as the case may be, the following benefits to which Executive would not otherwise be entitled: (i) all unvested equity compensation awards (including stock options, restricted stock and restricted stock units) outstanding and held by Executive on the date of his termination that would have vested over the twelve (12) months following the date of termination had Executive continued in employment under his Employment Agreement during that period shall immediately vest and become exercisable in full on the date of such termination (provided, that such awards may be subject to restrictions on transfer and exercisability prior to the effectiveness of the Release Agreement, to the extent permitted by applicable law), such equity compensation awards and all previously vested equity compensation awards shall remain exercisable for twenty-four (24) months from the date of such termination (but not later than the expiration of the term of the applicable equity compensation award), and there shall be no further vesting of any equity compensation awards thereafter; provided that this acceleration will have no effect on any other provisions of the awards; (ii) the vesting, if any, of performance-based equity awards shall be determined in accordance with the applicable award agreements; and (I or any other ii) solely in the event of termination on account of Permanent Disability, if Executive elects to continue coverage under the Company’s medical, dental and vision insurance plans pursuant to COBRA, the Company will pay Executive’s COBRA premiums for twelve (12) months following such termination. In the event that Executive performs full-time or part-time employment or consulting services during the 12-month period following his termination on account of Permanent Disability without the written consent of the Company, then all equity compensation awards the vesting of which had been accelerated pursuant to the preceding sentence shall be forfeited and Executive shall return to the Company all stock obtained or on which restrictions terminated upon such vesting and the proceeds from the sale of any such stock, and all stock, net of exercise price, obtained upon the exercise of options that vested pursuant to the preceding sentence and the proceeds, net of exercise price, from the sale of any such stock.
(c)In the event Executive’s employment is terminated for Cause, or on account of death or Permanent Disability, or Executive voluntarily terminates his employment with the Company other than in connection with a Constructive Termination, Executive shall not become a party to the Transition Agreement and shall not be bound by any of the terms and provisions thereof.

5.EXCISE TAX.
In the event that any benefits payable to Executive pursuant to the Transition Agreement (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Termination Benefits hereunder shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax and Executive shall have no right to Termination Benefits in excess of the amount so determined. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, the Termination Benefits shall be reduced in the following order: (1) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity awards that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 5.
6.DISPUTE RESOLUTION.
(a)Each of the parties expressly agrees that, to the extent permitted by applicable law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Executive and the Company arising under this Agreement, except those arising under Section 6(d) hereof or under the Proprietary Information Agreement (as defined in Section 8 hereof), shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the JAMS Arbitration Rules and Procedures, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning Executive’s employment by the Company or the termination of his employment or this

Agreement, and includes, without limitation, claims by Executive against directors, officers or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, to the full extent permitted by law. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Section 6 does not purport to limit either party’s ability to recover any remedies provided for by statute, including attorneys’ fees.
(b)The arbitration shall be held in the San Jose, California metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that they will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.
(c)The Company shall be responsible for payment of the arbitrator’s fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys’ fees and costs (including expert fees and costs), except that if any party prevails on a statutory claim that entitles the prevailing party to reasonable attorneys’ fees (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorneys’ fees (with or without expert fees) to the prevailing party in accord with such statute.
(d)The parties agree, however, that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof). In the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof) and requiring Executive to comply with the terms of those agreements.
7.COOPERATION WITH THE COMPANY AFTER TERMINATION OF THE EMPLOYMENT PERIOD.
Following his termination of full-time employment for any reason (other than death), Executive shall provide the Company with reasonable cooperation in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Such cooperation shall be provided by Executive at mutually-convenient times. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company or any of its affiliates is a party at the request of the Company upon delivery to Executive of reasonable advance notice. With respect to the cooperation/participation described in the preceding sentences, the Company will reimburse Executive for all reasonable and documented expenses incurred by Executive in the course of such cooperation/participation. Furthermore, Executive agrees to return to the Company all property of the Company, including all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control, as well as all other company-owned property in his possession or control, at the time of the termination of his full-time employment, except to the extent that the Company determines that retention of any of such property is necessary, desirable or convenient in order to permit Executive to satisfy his obligations under this Section 7 or under the Transition Agreement, after which time Executive shall promptly return all such retained company property.
8.PROPRIETARY INFORMATION AGREEMENT.
The Executive has, before the Effective Date, executed and delivered to the Company an Employee Proprietary Information and Inventions Agreement dated August 27, 2014 (the “Proprietary Information Agreement”).
9.GENERAL.
9.1.WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
9.2.SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.
9.3.NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service, or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in care of the Office of the Chief Legal Officer at the Company’s principal corporate address, and, if addressed to Executive, at his most recent address shown on the Company’s corporate records or at any other address that Executive may specify in any appropriate notice to the Company, or (c) upon only depositing such notice in the U.S. Mail as described in clause (b) of this paragraph, or (d) upon delivery by email, if addressed to the Company to generalcounsel@cadence.com and if addressed to Executive to such email address as Executive may specify by notice to the Company.
9.4.COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and all of which taken together constitute one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

9.5.ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, the exhibits to this Agreement, any existing equity compensation award agreements between the parties, and the documents, plans and policies referred to in this Agreement (which are hereby incorporated herein by reference) constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, agreements, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof and supersedes in its entirety the Prior Agreement; provided, however, that the Proprietary Information Agreement, and Executive’s agreement, made prior to the Effective Date of this Agreement, to abide by the Company’s policies, including but not limited to the Company’s Employee Handbook, Sexual Harassment Policy, Code of Business Conduct and Clawback Policy, as amended from time to time, remain in full force and effect and govern Executive’s conduct from the date of execution of such agreements until the Effective Date of this Agreement.
9.6.GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without regard to its conflict of laws principles.
9.7.ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, to his estate or designated beneficiary, or as otherwise agreed to by the Company.
9.8.AMENDMENTS. This Agreement, and the terms and conditions of the matters addressed in this Agreement, may only be amended in writing executed both by the Executive and the Chairman of the Board and/or Lead Director of the Board.
9.9.TERMINATION AND SURVIVAL OF CERTAIN PROVISIONS. This Agreement shall terminate upon the termination of Executive’s full-time employment for any reason; provided, however, that the following provisions of this Agreement shall survive its termination: Executive’s obligations under Section 7 hereof; the Company’s obligations to provide compensation earned through the termination of the employment relationship plus all reimbursements to which Executive is entitled, under Sections 2 and 3 hereof; the Company’s obligations and Executive’s obligations under Section 5 hereof; the Company’s obligations and Executive’s obligations enumerated in the Transition Agreement, if applicable; the Company’s obligation to indemnify Executive pursuant to Section 2.4 hereof and the referenced Indemnity Agreement; the dispute resolution provisions of Section 6 hereof; and, to the extent applicable, this Section 9.
9.10.FORMER EMPLOYERS. Executive represents and warrants to the Company that he is not subject to any employment, confidentiality or other agreement or restriction that would prevent him from fully satisfying his duties under this Agreement or that would be violated if he did so. Without the Company’s prior written approval, Executive will not:

(a)disclose any proprietary information belonging to a former employer or other entity without its written permission;
(b)contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company in violation of Executive’s existing obligations to his former employer; or
(c)distribute announcements about or otherwise publicize Executive’s employment with the Company.
Executive shall indemnify and hold the Company harmless from any liabilities, including reasonable defense costs, it may incur because he is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges Executive’s entering into this Agreement or rendering services pursuant to it.
9.11.DEPARTMENT OF HOMELAND SECURITY VERIFICATION REQUIREMENT. If Executive has not already done so, he will timely file all documents required by the Department of Homeland Security to verify his identity and his lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, his employment will terminate immediately upon notice from the Company and he will not be entitled to any compensation from the Company of any type.
9.12.HEADINGS. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
9.13.TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.
9.14.TAX MATTERS. It is the intention of the Company and the Executive that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement and the Transition Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code.  The payments under this Agreement and the Transition Agreement are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes the date of Executive’s termination of employment, (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Executive’s termination of employment and do not exceed the lesser of two times the Participant’s annual rate of pay in the year prior to his termination or two times the limit under Section 401(a)(17) of the Code then in effect, and (C) continued medical expense reimbursements during the applicable COBRA period, are intended to be exempt from the requirements of Section 409A of the Code. Notwithstanding anything in this Agreement or the Transition Agreement to the contrary, to the extent that the Company in good faith determines that any payment resulting from Executive’s termination of employment provided for in this Agreement or the Transition Agreement constitutes a “deferral of compensation” and that the Executive is a “specified employee,” both within the meaning of Section 409A of the Code, no such amounts shall be payable to Executive on account of the Executive’s “separation from service” pursuant to this Agreement or the Transition Agreement prior to the earliest of (a) Executive’s death following the Termination Date (as such term is defined in the Transition Agreement) or (b) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A of the Code).  With respect to any amounts or benefits that are conditioned on the receipt and non-revocation of a release, if the period during which the Participant may execute such release commences in one calendar year and ends in a subsequent calendar year, such amounts or benefits shall be paid or provided in the subsequent calendar year to the extent required to comply with Section 409A of the Code. In addition, with regard to any provision herein or in the Transition Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CADENCE DESIGN SYSTEMS, INC.		EXECUTIVE

By:		By:
	/s/ John B. Shoven, Ph.D.		/s/ Anirudh Devgan
	Name: John B. Shoven, Ph.D. Title: Lead Director of the Board		Name: Anirudh Devgan

EXHIBIT A
EXECUTIVE TRANSITION AND RELEASE AGREEMENT

EXECUTIVE TRANSITION AND RELEASE AGREEMENT

This Executive Transition and Release Agreement (this “Agreement”) is entered into between Anirudh Devgan (“Executive”) and Cadence Design Systems, Inc. (“Cadence” or the “Company”).
1.    TRANSITION COMMENCEMENT DATE. As of <<Transition Commencement Date>> (the “Transition Commencement Date”), Executive will no longer hold the position of President and Chief Executive Officer and will be relieved of all of Executive’s authority and responsibilities in that position. Executive will be paid (a) any earned but unpaid base salary for his services as an officer of the Company prior to the Transition Commencement Date and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 of Executive’s Amended and Restated Employment Agreement with the Company dated to be effective as of December 15, 2021 (the “Employment Agreement”); and (b) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates, in each case under this clause (b) as of the Transition Commencement Date. The payment of the foregoing amounts shall be made to Executive by no later than the next regular payroll date following the Transition Commencement Date As of the first day of the month following the Transition Commencement Date, Executive will no longer participate in Cadence’s medical, dental, and vision insurance plans (unless Executive elects to continue coverage pursuant to COBRA), and will not be eligible for a bonus for any services rendered after that date.
2.    TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive’s employment with Cadence under this Agreement terminates (the “Termination Date”) is called the “Transition Period” in this Agreement. Executive’s Termination Date will be the earliest to occur of:
a. the date on which Executive resigns from all employment with Cadence;
b. the date on which Cadence terminates Executive’s employment due to a material breach by Executive of Executive’s duties or obligations under this Agreement after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; and
c. one year from the Transition Commencement Date
3.    DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.
a. During the Transition Period, Executive will assume the position of <<New Position Title>>. In this position, Executive will render those services requested by Cadence’s <<Management Representative>> on an as-needed basis at mutually-convenient times. Executive’s time rendering those services shall not exceed twenty (20) hours per month. Except as otherwise provided in paragraph 3(b) of this Agreement, Executive’s obligations hereunder will not preclude Executive from accepting and holding full-time employment elsewhere so long as such employment does not interfere or conflict with Executive’s obligations under this Agreement. Neither party expects that Executive will resume employment with Cadence in the future at a level that exceeds the level set forth in this Section 3(a) and it is the parties’ intent that Executive will have experienced a “separation from service” as defined in Section 409A of the Code as of the Transition Commencement Date.
Ex A-1

b.    As a Cadence <<New position>>, as well as other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence’s business (including confidential information relating to Cadence and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in any business in which Cadence engages on the Transition Commencement Date, including the electronic design automation (“EDA”) industry, without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that (i) is engaged in any business in which Cadence or any of its affiliates is engaged on the Transition Commencement Date or has been engaged at any time during the 12-month period immediately preceding the Transition Commencement Date, whether in the EDA industry or otherwise, anywhere in the world (a “Cadence Business”), or (ii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with Cadence or any of its affiliates. As used in this paragraph, the term “EDA industry” means the research, design or development of electronic design automation software, electronic design verification and memory models, design IP, emulation hardware and related products, such products containing hardware, software and both hardware and/or software products, designs or solutions for, and all intellectual property embodied in the foregoing, or in commercial electronic design and/or maintenance services, such services including all intellectual property embodied in the foregoing. If, during the Transition Period, Executive receives an offer of employment or consulting from any person or entity that engages in whole or in part in a Cadence Business, then Executive must first obtain written approval from Cadence’s CEO before accepting said offer.
c.    During the Transition Period, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the written advance approval of Cadence’s CEO (or his successor(s)), from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement: (i) encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate; (ii) interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate; or (iii) soliciting, diverting or accepting business, in any line or area of business engaged in by Cadence or any Cadence affiliate, from any former or present client, customer or joint venture partner of Cadence or any Cadence affiliate (other than on behalf of Cadence), except that Executive may solicit or accept business, in a line of business engaged in by Cadence or a Cadence affiliate, from a former or present client, if and only if Executive had previously provided consulting services in such line of business, to such client, prior to ever being employed by Cadence, but in no event may Executive violate paragraph 3(b) hereof. The restrictions contained in subparagraph (i) of this paragraph 3(c) shall also be in effect for a period of one year following the Termination Date. This paragraph 3(c) does not alter any of the obligations the Executive may have under the Employee Proprietary Information and Inventions Agreement, dated August 27, 2014.
d. Executive will fully cooperate with Cadence in all matters relating to his employment, including the winding up of work performed in Executive’s prior position and the orderly transition of such work to other Cadence employees.
Ex A-2

e. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence’s or its affiliates’ products, services, policies, business practices, employees, executives, officers, or directors, past, present or future. Similarly, Cadence agrees to instruct its executive officers and members of the Company’s Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process.
f. Notwithstanding paragraph 10 hereof, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b) or 3(c), or for Cadence or Executive in the event of a breach or threatened breach of paragraph 3(e). In the event of any such breach or threatened breach, the non-breaching party may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.
4. TRANSITION COMPENSATION AND BENEFITS. In consideration of Executive’s execution of the release of claims in this Agreement and as compensation for Executive’s services during the Transition Period, Cadence will provide the following payments and benefits to Executive (to which Executive would not otherwise be entitled), after Executive has returned to the Company all hard and soft copies of records, documents, materials and files in his possession or control, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property, except to the extent retained pursuant to Section 7 of the Employment Agreement:
a. all of the unvested equity compensation awards (including stock options, restricted stock and restricted stock units), with the exception of any outstanding Long Term Performance (“LTP”) awards, that are outstanding and held by Executive on the Transition Commencement Date and that would have vested over the eighteen (18) months following the Transition Commencement Date had Executive continued to serve as an executive of the Company pursuant to his Employment Agreement, shall immediately vest and become exercisable in full within sixty (60) days following the Transition Commencement Date, and there shall be no further vesting of those equity compensation awards during or after the Transition Period, notwithstanding any provision in any equity compensation award to the contrary, except as otherwise provided by paragraph 7 hereof. Provided Executive continues in employment under this Agreement through the end of the applicable performance period, (or, if earlier, one year from the Transition Commencement Date) unvested equity compensation awards that are subject to performance-based vesting requirements and that are outstanding and held by Executive on the Transition Commencement Date shall continue to vest though the end of the applicable performance period provided any such performance period ends within eighteen (18) months following the Transition Commencement Date, but only to the extent justified by the satisfaction of the performance goals prescribed for such equity awards. Upon the conclusion of the performance period, such awards shall immediately vest to the extent they would have vested over the eighteen (18) months following the Transition Commencement Date had Executive continued to serve as an executive of the Company pursuant to his Employment Agreement, and there shall be no further vesting of such awards during or after the Transition Period except as otherwise provided by paragraph 7 hereof. Any acceleration pursuant to this paragraph 4(a) will have no effect on any other provisions of the stock awards. Treatment and disposition of outstanding LTP awards in connection with any termination of employment shall be governed by the termination provisions of any such outstanding award;
Ex A-3

b. Executive’s employment pursuant to this Agreement shall be considered a continuation of employee status and continuous service for all purposes under any equity compensation awards previously granted to Executive by the Company and outstanding on the Transition Commencement Date; and
c. if Executive elects to continue coverage under Cadence’s medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay Executive’s COBRA premiums during the Transition Period.
Except as so provided or as otherwise set forth in paragraphs 5, 6 and 7 hereof, Executive will receive no other compensation or benefits from Cadence in consideration of Executive’s services during the Transition Period. Executive acknowledges that all bonuses and awards, including equity awards, that were delivered to Executive subject to the Cadence Design Systems, Inc. Clawback Policy, as amended from time to time, shall remain subject to such policy.
5. FIRST TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence pursuant to paragraph 2(b) due to a material breach by Executive of Executive’s duties under this Agreement, and in consideration for, and subject to, Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution and delivery of a Release of Claims in the form of Attachment 1 hereto on a date that is at least six months after the Transition Commencement Date, and as compensation for Executive’s services during the Transition Period, Cadence will provide to Executive the following termination payment, to which Executive would not otherwise be entitled, in each case, so long as the revocation period of the Release of Claims (as defined in that document) has expired prior to the date of payment:
a. a lump-sum payment of $_____ [amount equal to 100% of Executive’s annual Base Salary at the highest rate in effect during Executive’s employment with the Company], less applicable tax deductions and withholdings, payable on the thirtieth (30th) day following the date that is six months after the Transition Commencement Date; and
b. for a period of six months, a monthly salary of $4,000 less applicable tax withholdings and deductions, payable in accordance with Cadence’s regular payroll schedule, commencing on the first pay date that is more than thirty (30) days following the date that is six months after the Transition Commencement Date.
6. SECOND TERMINATION PAYMENT AND BENEFITS; REFUND OF PAYMENTS.
a. Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence pursuant to paragraph 2(b) due to a material breach by Executive of Executive’s duties under this Agreement, on the thirtieth (30th) day following the Termination Date, and in consideration for, and subject to, Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution of a Release of Claims in the form of Attachment 2 to this Agreement, Cadence will provide to Executive the following termination payment, to which Executive would not otherwise be entitled, so long as the revocation period of the Release of Claims (as defined in that document) has expired prior to the date of payment:
i. a lump-sum payment of $_____ [amount equal to 125% of Executive’s annual Base Salary at the highest rate in effect during Executive’s employment with the Company], less applicable tax deductions and withholdings.
Ex A-4

b. If the Company should terminate Executive’s employment with the Company due to a breach by Executive of Executive’s duties or obligations under this Agreement, Executive shall promptly refund to the Company any and all amounts theretofore paid to Executive pursuant to paragraph 6(a), with interest on any such amount of eight percent per annum, compounded monthly.
c. Notwithstanding anything in this Agreement to the contrary, to the extent that the Company in good faith determines that any payment resulting from Executive’s termination of employment provided for in this Agreement constitutes a “deferral of compensation” and that Executive is a “specified employee”, both within the meaning of Section 409A of the Code, no such amounts shall be payable to Executive pursuant to the Agreement prior to the earlier of (1) Executive’s death following the Transition Commencement Date or (2) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A of the Code).
7. CHANGE IN CONTROL. If this Agreement is executed by Executive in connection with his termination without Cause (as defined in the Employment Agreement) or Constructive Termination (as defined in the Employment Agreement) occurring within thirteen (13) months following a Change in Control (as defined in the Employment Agreement) or if a Change in Control occurs within three (3) months following his termination without Cause or Constructive Termination, in which case the Company shall promptly notify Executive of the occurrence of such Change in Control, then:
a. Section 4.5(a)(3) of the Employment Agreement shall apply in lieu of paragraph 4(a) of this Agreement; and
b. Sections 4.5(a)(1) and 4.5(a)(2)of the Employment Agreement shall apply in addition to paragraphs 5(a) and 6(a) of this Agreement.
For the avoidance of doubt, if this Agreement has already been executed by Executive and Cadence and within three (3) months following the Transition Commencement Date a Change in Control occurs (a “Post-Termination Timely Change in Control”), then paragraphs 7(a) and 7(b) of this Agreement shall take effect immediately upon the effectiveness of the Post-Termination Timely Change in Control.
8. GENERAL RELEASE OF CLAIMS.
a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no
Ex A-5

event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
i. any amounts or benefits to which Executive is or becomes entitled pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of Executive’s full-time employment;
ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
iii. claims related to Executive’s COBRA rights;
iv. any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
v. any other rights or claims that Executive has or may have that cannot, as a matter of law, be waived.
b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees based upon any of the matters released above.
c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 8.
d. Executive intends that this release of claims cover all claims described above, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
9. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least [21 days][45 days] in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that [21-day][45-day] period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Agreement. Notwithstanding anything herein to the contrary, if the period during which the Executive may execute this Agreement commences in one calendar year and ends in a subsequent calendar year, such amounts or benefits shall be paid or provided in the subsequent calendar year to the extent required by Section 409A of the Code.
Ex A-6

10. ARBITRATION. Subject to paragraph 3(f) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement, will be resolved exclusively in final and binding arbitration in accordance with the Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitration will be held in the San Jose, California, metropolitan area, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any). However, in the event a party prevails at arbitration on a statutory claim that entitles the prevailing party to reasonable attorneys’ fees as part of the costs, then the arbitrator may award those fees to the prevailing party in accordance with that statute.
11. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.
12. INTEGRATED AGREEMENT. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by Cadence’s policies while serving as a Cadence employee, including but not limited to Cadence’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, or Executive’s continuing obligations under Executive’s Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.
13. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein satisfy in full all obligations of Cadence to Executive arising out of or in connection with Executive’s employment through the Termination Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.
14. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.
Ex A-7

15. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
16. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced. Notwithstanding anything herein or in the Employment Agreement to the contrary, the Company may, in its sole discretion, amend this Agreement (which amendment shall be effective upon its adoption or at such other time designated by the Company) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall not materially reduce the benefits provided to Executive pursuant to this Agreement without the Executive’s consent.
17. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to in writing by Cadence.
18. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.
19. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.
EXECUTION OF AGREEMENT

The parties execute this Agreement to evidence their acceptance of it.

Dated:		Dated:
	ANIRUDH DEVGAN		CADENCE DESIGN SYSTEMS, INC.

By:		By:
Ex A-8

ATTACHMENT 1
RELEASE OF CLAIMS

1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring or employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
i. any amounts or benefits which I am or become entitled to receive pursuant to the provisions of my Executive Transition and Release Agreement with Cadence or pursuant to the provisions designated in Section 9.9 of my Employment Agreement with Cadence to survive the termination of my full-time employment;
ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
iii. claims related to my COBRA rights;
iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
v. any other rights or claims that I have or may have that cannot, as a matter of law, be waived.
2. I intend that this Release cover all claims described above, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Release, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
Ex A-9

4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:
Print Name

Sign Name

Ex A-10

ATTACHMENT 2
RELEASE OF CLAIMS

1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring or employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
i. any amounts or benefits which I am or become entitled to receive pursuant to the provisions of my Executive Transition and Release Agreement with Cadence or pursuant to the provisions designated in Section 9.9 of my Employment Agreement with Cadence to survive the termination of my full-time employment;
ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
iii. claims related to my COBRA rights;
iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
v. any other rights or claims that I have or may have that cannot, as a matter of law, be waived.
2. I intend that this Release cover all claims described above, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Release, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
Ex A-11

4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:
Print Name

Sign Name

Ex A-12

EXHIBIT B
RELEASE AGREEMENT
(DEATH OR PERMANENT DISABILITY)

RELEASE AGREEMENT

1. GENERAL RELEASE OF CLAIMS.
a. Anirudh Devgan or, in the event of his incapacity due to Permanent Disability as defined in his Employment Agreement, his legal representative acting on his behalf, or, in the event of his death, his estate (all of which are hereafter referred to as “Executive” as the context requires), hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Release Agreement which relate to his hiring or his employment with the Company, the termination of his employment with the Company, and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
i. any amounts or benefits which Executive is or becomes entitled to receive pursuant to the provisions of this Release Agreement, pursuant to Section 4.6(b) of Executive’s Employment Agreement with Cadence, or pursuant to the provisions designated in Section 9.9 of that agreement to survive the termination of Executive’s full-time employment;
ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
iii. claims related to Executive’s COBRA rights;
iv. any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
v. any other rights or claims that Executive has or may have that cannot, as a matter of law, be waived.
b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees based upon any of the matters released above.
c. Executive acknowledges that the payments and benefits described in paragraph 1(a)(i) constitute adequate consideration for this release.
Ex B-1

d. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Release Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Release Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
f. The undersigned represents that he is the individual executive, his legal representative or the executor or administrator of his estate, and that he or it is authorized to bind the individual executive or his estate, as applicable.
2. REVIEW OF RELEASE AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Release Agreement, although Executive is free to accept this Release Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Release Agreement. If Executive accepts this Release Agreement, Executive will have an additional 7 days from the date that Executive signs this Release Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Release Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Release Agreement.
The undersigned has executed this Release Agreement on this ____ day of ____________, _____.
Ex B-2